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                          December 22, 2020

       Ross Tennenbaum
       Chief Financial Officer
       Avalara, Inc.
       255 South King Street, Suite 1800
       Seattle, WA 98104

                                                        Re: Avalara, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-38525

       Dear Mr. Tennenbaum:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Technology
       cc:                                              Dan Manning - Avalara,
Inc, Chief Accounting Officer